Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ACQUIRES PORTFOLIO OF 707 SINGLE-FAMILY RENTAL HOMES FOR $144 MILLION

- Stabilized Portfolio Generates Immediate and Attractive Cash Flow -

- High-Quality Portfolio of Homes Strategically Located Within Target Markets -

- Portfolio Recently Renovated and 91% Leased -

OAKLAND, Calif. (March 4, 2014) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental real estate investment trust (REIT), today announced the acquisition of Waypoint Fund XI, a portfolio of 707 single-family homes for $144 million. Approximately half of the portfolio is located in California and nearly one-fifth is located in Florida where the Company already has a large concentration of homes allowing for further operational efficiencies and economies of scale. The remaining homes are located in SWAY’s other target investment markets including Atlanta, Chicago, Phoenix, Dallas, and Houston. The portfolio was acquired and renovated by Waypoint Real Estate Group (“Waypoint”) and is currently 91% leased.

“The acquisition of this high quality portfolio of homes advances our long-term growth strategy, provides immediate cash flow due to its occupancy rate, and provides the potential for strong current risk-adjusted total returns,” said Gary Beasley, co-chief executive officer of Starwood Waypoint Residential Trust. “These homes were individually selected using Waypoint’s proprietary technology and are strategically located in target markets with excellent total return prospects. Looking ahead, we continue to see attractive investment opportunities, including the acquisition of individual homes, single-family rental home portfolios and non-performing residential mortgage loan pools, which we believe can drive enhanced results and excellent long-term returns for shareholders.”

Barry Sternlicht, Chairman of Starwood Waypoint Residential Trust and Chairman & Chief Executive Officer of Starwood Capital Group, stated: “The SWAY management team acquired, renovated, and leased these homes according to their high investment standards. Their familiarity with the portfolio and ability to seamlessly transition management were competitive advantages which resulted in SWAY being selected as the winning bidder for the portfolio. This acquisition was especially attractive because the homes were located entirely within our target markets and the portfolio generates immediate cash flow without the construction and leasing associated with individual home purchases.”

The acquisition was funded by proceeds from SWAY’s $500 million revolving credit facility with Citi. Jefferies LLC acted as an independent advisor to Waypoint Fund XI on the transaction.

Additional details on the acquisition may be found in the Form 8-K to be filed today with the Securities and Exchange Commission.

About Starwood Waypoint Residential Trust:

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. Starwood Waypoint Residential Trust invests in non-performing loans to supplement its growth.

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